Trecora Resources Reports Second Quarter and First Half 2020 Results

•	Total outstanding debt reduced to $78.2 million, excluding Paycheck Protection Program loans; the lowest level since third quarter 2016

•	Cash balance remains strong at $29.9 million at the end of June

•	Second quarter net loss from continuing operations of $1.9 million

•	Second quarter Adjusted EBITDA from continuing operations of $4.2 million

•	Operating cash flow from continuing operations of $16.5 million, a $12.1 million improvement from first quarter of this year

•	Company's current growth initiatives in 2020 on track to yield approximately $4 million in incremental value creation

•	Conference call at 10:00 am ET tomorrow, August 5, 2020

SUGAR LAND, Texas, August 4, 2020 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the second quarter ended June 30, 2020.

"Trecora’s second quarter results demonstrate the resiliency of our business and our executional focus, despite the market impacts from COVID-19. Our cash flow from continuing operations of $16.5 million was a $12.1 million improvement from first quarter this year. We ended the second quarter with $78.2 million of debt excluding Paycheck Protection Program loans, $29.9 million of cash and no borrowings on our revolver. Our Company’s debt is at its lowest since the third quarter of 2016,” said Pat Quarles, Trecora's President and Chief Executive Officer.

“Net loss from continuing operations in the second quarter was $1.9 million while Adjusted EBITDA from continuing operations was $4.2 million. Demand for our Specialty Petrochemicals declined in April and May but rebounded in June while margins for these products expanded significantly as our feedstock costs declined throughout the quarter. Our Specialty Waxes business results were weaker than expected due to both exposure to certain durable good end-uses and the impact from falling custom processing revenues in this segment. While our visibility looking forward remains poor, we see demand in Specialty

Petrochemicals continuing to improve into the third quarter, while still below pre-pandemic levels.

“Our growth initiative launched in 2020 remains on track to achieve approximately $4 million of annualized incremental EBITDA value creation. With additional inbound projects continuing to develop, we believe the expanding pipeline of projects offer further opportunities for profit improvements ahead.

“Finally, we recently completed the sale of a 975,000 share portion of Trecora’s overall ownership in AMAK. We believe we will complete the sale of our remaining AMAK shares by the end of the third quarter. Coupled with the anticipated receipt of Federal income tax refunds allowed under the CARES Act, we expect our bank debt, net of cash, to be negative. With our strong balance sheet we can better navigate the current market environment as well as prudently consider growth opportunities and drive shareholder value,” concluded Mr. Quarles.

Sami Ahmad, Trecora's Chief Financial Officer stated, "We have taken a number of measures in the first half of 2020 to strengthen our balance sheet and provide for sufficient liquidity as we progress through this downturn. We fully repaid our revolver balance of $23 million and paid down another $1 million on our Term Loan during the second quarter of 2020. As a result, our bank debt balance as of June 30 was $78.2 million compared to $102.3 million at March 31. We maintained keen attention to costs with a focus on safe and reliable operation of our plants as well as preserving the continuity of our workforce. Cash on the balance sheet stood at approximately $29.9 million at the end of second quarter. Finally, in addition to proceeds from the AMAK share sale we expect to receive approximately $16.5 million in tax refunds in the second half of the year.”

Second Quarter 2020 Financial Results

Net loss from continuing operations in the second quarter of 2020 was $1.9 million, or $0.07 per diluted share, compared to a net income from continuing operations of $2.4 million, or $0.10 per diluted share, in the second quarter of 2019. Adjusted EBITDA from continuing operations was $4.2 million for the second quarter of 2020, compared with Adjusted EBITDA from continuing operations of $9.3 million in the second quarter of 2019. Adjusted EBITDA from continuing operations declined due to lower sales volumes for prime products and by-products in our Specialty Petrochemicals segment, as well as lower Specialty Waxes sales revenue, both of which were impacted by COVID-19.

Total revenue in the second quarter of 2020 was $40.7 million compared to $69.4 million in the second quarter of 2019. This 41.4% year-over-year decrease was primarily due to lower sales volumes for prime products and by-products which was impacted by COVID-19. Also, gross revenue was reduced by lower selling prices resulting from the sharp decline in feedstock costs relative to the same period a year ago.

Gross profit in the second quarter of 2020 was $6.2 million, or 15.2% of total revenues, compared to $10.6 million, or 15.2% of total revenues, in the second quarter of 2019. Operating loss in the second quarter of 2020 was $0.3 million compared to operating income of $4.3 million for the second quarter of 2019.

Specialty Petrochemicals

Specialty Petrochemicals net income from continuing operations was $1.4 million in the second quarter of 2020, compared to net income of $4.7 million in the second quarter of 2019. Specialty Petrochemicals volume in the second quarter of 2020 was 15.3 million gallons, compared to 19.7 million gallons in the first quarter of 2020 and 21.4 million gallons in the second quarter of 2019. Sales volume of our Specialty Petrochemicals products decreased 28.5% year-over-year, due to lower demand from polyethylene end-use markets as well as lower sales to Canadian oil sands customers.

Prime product volume in the second quarter of 2020 was 13.1 million gallons, compared to 16.2 million gallons in the first quarter of 2020 and 17.7 million gallons in the second quarter of 2019. By-product sales volume was 2.3 million gallons in the second quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the second quarter of 2020 was $5.0 million compared to $10.4 million in the second quarter of 2019.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	JUNE 30,
	2020	2019	% Change
Product sales	$31,236	$58,584	(47)%
Processing fees	1,159	1,527	(24)%
Gross revenues	$32,395	$60,111	(46)%
Operating profit before depreciation and amortization	4,974	10,028	(50)%
Operating profit	2,354	7,104	(67)%
Net profit before taxes	1,648	6,375	(74)%
Depreciation and amortization	2,621	2,925	(10)%
Adjusted EBITDA from continuing operations	4,998	10,353	(52)%
Capital expenditures	5,382	1,461	268%

Specialty Waxes

Specialty Waxes net loss from continuing operations was $0.3 million in the second quarter of 2020, compared to a net loss from continuing operations of $1.0 million in the second quarter of 2019. Specialty Waxes generated revenues of approximately $8.3 million in the second quarter of 2020, a $2.1 million decrease from $10.4 million in the first quarter of

2020, and a $1.0 million decrease from the second quarter of 2019. Revenue included $5.5 million of wax product sales in the second quarter of 2020. Wax sales volumes decreased approximately 16.0% or nearly 1.6 million pounds from the second quarter of 2019. Lower sales volumes, in the second quarter of 2020, reflect the impact on our customers from COVID-19. Many of our customers, especially in the automotive, furniture and construction end-markets, had significant decline in sales demand due to the pandemic. There were no material disruptions to feed supply during the second quarter of 2020.

Processing revenues, which were $2.8 million in the second quarter of 2020, increased 11.7%, or approximately $0.3 million, from the second quarter of 2019. Adjusted EBITDA from continuing operations for Specialty Waxes in the second quarter of 2020 was $0.9 million compared to $0.7 million in the second quarter of 2019.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	JUNE 30,
	2020	2019	% Change
Product sales	$5,471	$6,745	(19)%
Processing fees	2,808	2,516	12%
Gross revenues	$8,279	$9,261	(11)%
Operating profit before depreciation and amortization	854	766	11%
Operating loss	(485)	(633)	23%
Net loss before taxes	(445)	(1,013)	56%
Depreciation and amortization	1,338	1,399	(4)%
Adjusted EBITDA from continuing operations	892	734	22%
Capital expenditures	285	426	(33)%

First Half 2020 Financial Results

Net income from continuing operations in the first half of 2020 was $4.0 million, or $0.16 per diluted share, compared to net income of $4.3 million, or $0.17 per diluted share, for the same period in 2019. Adjusted EBITDA from continuing operations in the first half of 2020 was $9.7 million, compared to Adjusted EBITDA from continuing operations of $17.7 million for the same period in 2019.

Total revenue in the first half of 2020 was $102.7 million, compared to $134.5 million for the same period in 2019, a decrease of 23.6%. This decrease was primarily due to lower sales volumes for prime products and byproducts as a result of COVID-19 and its general impact on the economy. A decrease in average selling prices resulting from a sharp decrease in feedstock costs also contributed to the revenue decline.

Gross profit in the first half of 2020 was $14.2 million, or 13.9% of total revenues, compared to $20.6 million, or 15.3% of total revenues, for the same period in 2019. Operating income in the first half of 2020 was $0.9 million, compared to operating income of $8.1 million for the same period in 2019.

Specialty Petrochemicals

Specialty Petrochemicals net income was $6.0 million in the first half of 2020, compared to net income of $10.8 million for the same period in 2019. Specialty Petrochemicals volume in the first half of 2020 was 35.1 million gallons, compared to 43.9 million gallons for the same period in 2019. Prime product volume in the first half of 2020 was 29.3 million gallons, compared to 35.4 million gallons in the same period 2019. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the first half of 2020 decreased 47% to $11.5 million, compared to $21.8 million for the same period in 2019.

Dollar amounts in thousands/rounding may apply	SIX MONTHS ENDED
	JUNE 30,
	2020	2019	% Change
Product sales	$81,622	$114,074	(28)%
Processing fees	2,403	2,910	(17)%
Gross revenues	$84,025	$116,984	(28)%
Operating profit before depreciation and amortization	11,464	21,435	(47)%
Operating profit	6,226	15,437	(60)%
Net profit before taxes	4,590	13,510	(66)%
Depreciation and amortization	5,238	5,999	(13)%
Adjusted EBITDA from continuing operations	11,471	21,758	(47)%
Capital expenditures	6,983	2,839	146%

Specialty Waxes

Specialty Waxes net income of $0.9 million in the first half of 2020 compared to a net loss of $3.6 million for the same period in 2019. Specialty Waxes had revenues of $18.7 million in the first half of 2020, a 6.7% increase from the same period of 2019. Revenues included $12.3 million of wax product sales and $6.4 million of processing revenues. Wax sales volumes in the first half of 2020 increased approximately 3.9% from the same period 2019. In the first half of 2019 planned maintenance turnaround at our Pasadena facility, along with outages at multiple wax feed suppliers, constrained specialty wax production and thereby sales volumes. There were no material disruptions to feed supply during the first half of 2020. Adjusted EBITDA from continuing operations for Specialty Waxes in the first half of 2020 was $2.0 million, compared to $(0.2) million for the same period in 2019.

Dollar amounts in thousands/rounding may apply	SIX MONTHS ENDED
	JUNE 30,
	2020	2019	% Change
Product sales	$12,268	$12,748	(4)%
Processing fees	6,448	4,794	34%
Gross revenues	$18,716	$17,542	7%
Operating profit (loss) before depreciation and amortization	1,920	(83)	2,413%
Operating loss	(747)	(2,830)	74%
Net loss before taxes	(687)	(3,552)	81%
Depreciation and amortization	2,666	2,747	(3)%
Adjusted EBITDA from continuing operations	1,996	(154)	1,396%
Capital expenditures	601	935	(36)%

Earnings Call

Tomorrow’s conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at https://edge.media-server.com/mmc/p/zucq82i6. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call +1-866-417-5724 or +1-409-217-8234 if calling internationally, using the conference ID 6689633. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 6689633 for the replay.

Use of Non-GAAP Measures
This press release includes the use of both U.S. generally accepted accounting principles ("GAAP") and non-GAAP financial measures. The Company believes certain financial measures, such as EBITDA from continuing operations and Adjusted EBITDA from continuing operations, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. The Company believes that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.

We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense (benefit), income taxes, depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations plus share–based compensation, plus restructuring and severance expenses, plus or minus equity in AMAK's earnings and losses, plus impairment losses and plus or minus gains or losses on disposal of assets.
These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

Forward-Looking Statements
Some of the statements and information contained in this earnings press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates, "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions.
Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward–looking statements. Such risks, uncertainties and factors include, but are not limited to: not completing, or not completely realizing the anticipated benefits from, the sale of our stake in AMAK; general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock, product and mineral prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events, health epidemics and pandemics (including COVID-19) and terrorist attacks; our ability to consummate extraordinary transactions, including acquisitions and dispositions, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations (including having to return the amounts borrowed under the Paycheck Protection Program or failing to qualify for forgiveness of such loans, in whole or in part); difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to: "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic.
There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior releases, reports and other filings with the SEC, the information contained in this report updates and supersedes such information.
Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 27.0% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2020 (Unaudited)	December 31, 2019
ASSETS	*(thousands of dollars, except par value)*	
Current Assets		
Cash	$ 29,877	$ 6,145
Trade receivables, net	20,240	26,320
Inventories	7,595	13,624
Investment in AMAK (held-for-sale)	29,175	32,872
Prepaid expenses and other assets	3,233	4,947
Taxes receivable	16,229	182
Total current assets	106,349	84,090
Plant, pipeline and equipment, net	189,237	188,919
Intangible assets, net	13,814	14,736
Operating lease assets, net	11,915	13,512
Mineral properties in the United States	562	562
TOTAL ASSETS	321,877	301,819
LIABILITIES		
Current Liabilities		
Accounts payable	11,027	14,603
Accrued liabilities	7,801	5,740
Current portion of long-term debt	4,194	4,194
Current portion of lease liabilities	3,142	3,174
Current portion of other liabilities	955	924
Total current liabilities	27,119	28,635
CARES Act, PPP Loans	6,123	-
Long-term debt, net of current portion	73,998	79,095
Post-retirement benefit, net of current portion	327	338
Lease liabilities, net of current portion	8,773	10,338
Other liabilities, net of current portion	512	595
Deferred income taxes	23,860	11,375
Total liabilities	140,712	130,376
EQUITY		
Common stock-authorized 40 million shares of $0.10 par value; issued and outstanding 24.8 million and 24.8 million in 2020 and 2019, respectively	2,482	2,475
Additional paid-in capital	60,386	59,530
Retained earnings	118,008	109,149
Total Trecora Resources Stockholders' Equity	180,876	171,154
Noncontrolling Interest	289	289
Total equity	181,165	171,443
TOTAL LIABILITIES AND EQUITY	321,877	301,819

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

EBITDA from continuing operations and Adjusted EBITDA from continuing operations
(thousands of dollars; rounding may apply)

THREE MONTHS ENDED 6/30/20				THREE MONTHS ENDED 6/30/19			
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 1,393	$ (332)	$ (2,922)	$ (1,861)	$ 4,666	$ (1,013)	$ (1,249)	$ 2,404
Loss from discontinued operations, net of tax	-	-	(2)	(2)	-	-	(103)	(103)
Income (Loss) from continuing operations	$ 1,393	$ (332)	$ (2,920)	$ (1,859)	$ 4,666	$ (1,013)	$ (1,146)	$ 2,507
Interest	736	-	(1)	735	1,053	347	1	1,401
Tax expense (benefit)	255	(113)	716	858	1,709	-	(1,018)	691
Depreciation and amortization	185	23	4	212	172	24	12	208
Depreciation and amortization in cost of sales	2,436	1,314	-	3,750	2,753	1,375	-	4,128
EBITDA from continuing operations	5,005	892	(2,201)	3,696	10,353	733	(2,151)	8,935
Share based compensation	-	-	543	543	-	-	345	345
Loss on disposal of assets	(7)	-	-	(7)	-	-	-	-
Adjusted EBITDA from continuing operations	$ 4,998	$ 892	$ (1,658)	$ 4,232	$ 10,353	$ 733	$ (1,806)	$ 9,280
Revenue	32,395	8,279	-	40,674	60,110	9,260	-	69,371

	SIX MONTHS ENDED 6/30/20				SIX MONTHS ENDED 6/30/19			
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 5,989	$ 882	$ 1,988	$ 8,859	$ 10,808	$ (3,552)	$ (3,101)	$ 4,155
Loss from discontinued operations, net of tax	-	-	4,855	4,855	-	-	(162)	(162)
Income (Loss) from continuing operations	$ 5,989	$ 882	$ (2,867)	$ 4,004	$ 10,808	$ (3,552)	$ (2,939)	$ 4,317
Interest	1,651	-	-	1,651	2,248	651	1	2,900
Tax expense (benefit)	(1,399)	(1,569)	(1,827)	(4,795)	2,703	-	(1,518)	1,185
Depreciation and amortization	371	47	10	428	341	48	32	421
Depreciation and amortization in cost of sales	4,867	2,619	-	7,486	5,658	2,699	-	8,357
EBITDA from continuing operations	11,479	1,979	(4,684)	8,774	21,758	(154)	(4,424)	17,180
Share based compensation	-	-	933	933	-	-	558	558
(Gain) Loss on disposal of assets	(8)	17	-	9	-	-	-	-
Adjusted EBITDA from continuing operations	$ 11,471	$ 1,996	$ (3,751)	$ 9,716	$ 21,758	$ (154)	$ (3,866)	$ 17,738
Revenue	84,025	18,716	-	102,741	116,984	17,542	-	134,526